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                                                                   Exhibit 23.2

                         INDEPENDENT AUDITORS' CONSENT


To the Board of Directors of
Graphix Zone, Inc.


We consent to the incorporation by reference in the Registration
Statement (No. 333-09149) on Form S-8 of Graphix Zone, Inc. (the "Company") of our report dated October 8, 1997, relating to the consolidated balance sheets of Graphix Zone, Inc. and subsidiaries as of June 30, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for the years then ended, and related schedule, which report appears in the June 30, 1997 Annual Report on Form 10-K of Graphix Zone, Inc.

Our report dated October 8, 1997 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, has a net capital deficiency and does not have the necessary funds to pay its secured and unsecured debt obligations. In addition, the Company has received two Notices of Default from its senior secured lender and has taken steps to cease its principal business operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated Financial Statements and Financial Statement Schedule do not include any adjustment that might result from the outcome of this uncertainty.

/s/ KPMG Peat Marwick LLP



October 14, 1997
Orange County, California